EXHIBIT 21

                            HAMPSHIRE GROUP, LIMITED
                                  SUBSIDIARIES
                                DECEMBER 31, 1996

                                                         Percentage of Voting
                                     State of            Securities Owned by
Name of Subsidiary                 Incorporation          Immediate Parent

Hampshire Investments Ltd.             Delaware                 100
Hampshire Designers, Inc.              Delaware                 100
Glamourette Fashion Mills, Inc.        Delaware                 100 (1)
San Francisco Knitworks, Inc.          Delaware                 100 (1)
Segue (America) Limited                Delaware                  80 (1)
Keynote Services, Ltd.                 Hong Kong                100 (2)


(1)  Percentage owned by Hampshire Designers, Inc.
(2)  Percentage owned by Segue (America) Limited












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